EXHIBIT 23
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                        INDEPENDENT ACCOUNTANTS' CONSENT


The Board of Directors and Stockholders
FSF Financial Corp.
Hutchinson, Minnesota 55350



We consent to the use of our report dated October 25, 2000, relating to the consolidated statements of financial condition FSF Financial Corp. and Subsidiaries as of September 30, 2000 and 1999 and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the years then ended, which report appears in the Corporation's September 30, 2000 annual report and incorporated by reference in Form 10-K.



/s/Bertram Cooper & Co., LLP


Bertram Cooper & Co., LLP
Waseca, Minnesota
December 11, 2000